ASSIGNMENT OF OIL & GAS LEASE

THE STATE OF TEXAS     )
                       )KNOW BY ALL MEN BY THESE PRESENTS
COUNTY OF TAYLOR       )

WHEREAS, Southwin Financial, Ltd., whose address is 3241
South 1st Street, Abilene, Texas 79605, and hereinafter referred to as "Assignor", is the owner and holder of two (2) oil & gas leases; and

WHEREAS, it is intention that the Assignor assign to Texas International Petroleum, Inc., whose address is 104 Pine Street, Suite 408, Abilene. Texas 79601, and hereinafter referred to as "Assignee", the oil and gas interests that are on the described property:

Tract One:

960 acres, more or less out of the following described lands: 640 acres being all of H.E. & W.T. Survey 109, Abstract 320, Block "E 1/2"; 214 acres being the East One-Third (E 1/3rd) of the H.E. & W.T. Survey 42, Abstract 1218, Block "E"; and 106 acres being the North 106 acres out of the East One Third (E. l/3rd) of the H.E.& W.T Survey 63, Abstract 349, Block "E", all in Edwards County, Texas.

Tract Two:

979 acres of land, more or less. Sections 23, T.C.R.R. Co Lands, Block 170, Pecos County, Texas and the East One-Half (E.1/2) of
SF 14162 J.N. Montgomery Survey, Abstract 9333 (West). Pecos
County, Texas.

WHEREAS. Tracts One and Tract Two will be hereinafter referred to as the "Assigned Premises".

NOW, THEREFORE, for and in consideration of 10,102,696 shares of common stock of Texas Intematioaa1 Petroleum, Inc., and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby bargains, sell, transfers, conveys and assigns unto Assignee the Oil & Gas leases on the Assigned Premises. This assignment is made with warranty of title all of assignor's right title and interest in and to the Assigned Premises.

NOW, FURTHER, it is expressly understood and agreed that the terms conditions as set out in the Agreement entered into on February 24, 1999, by and between Southwin Financial Ltd. and WolfStone Corporation are incorporated into this Assignment of Oil & Gas and Lease and made a part hereof for all purposes: In the event that Wolfstone Corporation fails to fully perform the aforesaid Agreement, this Assignment of Oil & Gas Lease shall have no effect and be null and void. Upon full performance of the aforesaid Agreement, this Assignment of Oil & Gas Lease shall have full effect pursuant to the terms described herein.

NOW, FURTHER, it is expressly understood that Assignee assumes all of Assignor's duties, rights and obligations in connection with the Assigned Premises and described we1ls including. but not limited to, the plugging and abandoning of said wells, and Assignee further agrees to file or cause to be filed, all necessary documents to affect said assumption.

TO HAVE AND TO HOLD the Assigned Premises and well together with all rights and appurtenances, unto Assignee, its successors and/or assigns according to the terms hereof and of the said leases

EXECUTED this 3rd day of March, 1999.

ASSIGNOR:

Southwin Financial Ltd.


By: /s/  Norma Eltringham
Norma Eltringham,
Attorney in Fact

STATE OF TEXAS          )
                        )
COUNTY OF TAYLOR        )

This instrument was acknowledged before me on this the 3rd day of March, 1999, by Norma Eltringham, Attorney in Fact for
Southwin Financial Ltd., on its behalf.

/s/

Notary Public, State of Texas